Exhibit 10.41
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80111
February 10, 2006
OpenTV Corp.
275 Sacramento Street
San Francisco, California 94111-3810
Attention: Board of Directors
Gentlemen:
          On the date hereof, the Board of Directors (the “OpenTV Board”) of OpenTV Corp., a corporation organized under the laws of the British Virgin Islands (“OpenTV”), (including each of OpenTV’s independent directors) unanimously adopted a resolution amending and restating in its entirety OpenTV’s Memorandum of Association in the form attached here to Annex A (as so amended and restated, the “Amended and Restated Memorandum”). In connection with that determination and approval by the OpenTV Board, Liberty Media Corporation, Delaware corporation (“Liberty”), on behalf of itself and each of its Affiliates (including, without limitation, LDIG OTV, Inc. and Liberty IATV Holdings, Inc.) (each, a “Liberty Party” and collectively, the “Liberty Parties”), intending legally to be bound, hereby agrees as follows:
          1. Capitalized terms used and not otherwise defined in the body of this letter agreement shall have the meanings ascribed to such terms on Annex B attached hereto and incorporated by reference herein.
          2. Upon the consummation of any Premium Sale Transaction, Liberty will, in accordance with the terms of this letter agreement, (x) in the event that the Sale Proceeds received by the Liberty Parties in such Premium Sale Transaction are cash, pay to OPTV an amount in cash equal to the product of (A) the Aggregate Premium Value multiplied by (B) a fraction, the numerator of which is equal to the difference between the Outstanding Ordinary Shares and the Aggregate Liberty Party Shares, and the denominator of which is equal to the Outstanding Ordinary Shares (the amount determined by multiplying clauses (A) and (B) being referred to as the “Control Premium”), (y) in the event that the Sale Proceeds received by the Liberty Parties in such Premium Sale Transaction are in a form other than cash, deliver to OPTV consideration, in the same form received by the Liberty Parties, in an amount (valued at the same Fair Market Value used in calculating the amount of Sale Proceeds) equal to the Control Premium, or (z) in the event that the Sale Proceeds received by the Liberty Parties from such Premium Sale Transaction consist of both cash and non-cash consideration, deliver to OPTV consideration, in the same proportions (taking into account the cash and non-cash components) received by the Liberty Parties, in an amount (valuing any non-cash consideration at the same Fair Market Value used in calculating the amount of Sale Proceeds) equal to the Control Premium. If the Liberty Parties shall receive consideration in a Premium Sale Transaction in a form other than cash, or if other assets of any of the Liberty Parties are included as part of a Premium Sale Transaction, then, in each such event, Liberty and the independent directors of OpenTV shall engage in good faith discussions to determine the fair allocation of any such consideration received by the Liberty Parties. In addition, if the Liberty Parties, in good faith, determine that it is impractical to deliver non-cash consideration to OpenTV as contemplated by this paragraph 2, then, in such event, Liberty and the independent directors of OpenTV shall engage in good faith discussions with respect to such matter and may determine an alternative method of payment for purposes of satisfying the intent of this paragraph 2.
          3. Any amount payable by Liberty to OpenTV pursuant to paragraph 2 shall be paid within five (5) business days following the receipt by the Liberty Parties of the Sale Proceeds, provided that if any governmental approvals or third party consents are required in connection with such payment to OpenTV, such payment shall be made within five (5) business days from the date all such approvals or consents have been obtained, and OpenTV and Liberty shall cooperate in seeking any such approvals or consents.
          4. Each of Liberty and OpenTV acknowledges the receipt and sufficiency of the consideration it has received in connection with the entering into of this letter agreement and agrees that the obligations of each party set forth herein cannot be rescinded, modified, amended, or supplemented, and no waiver of compliance with any provision hereof shall be effective unless approved in writing by each of Liberty and OpenTV (and, in the case of OpenTV, each of the independent directors of OpenTV).
          5. Except as provided in this paragraph 5, nothing in this letter agreement, express or implied, is intended or shall be construed to confer upon or give any Person other than the parties any remedy or claim under or by reason of this letter agreement, or any term or covenant hereof, all of which shall be for the sole and exclusive benefit of the parties. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors. Each of OpenTV and Liberty understands that OpenTV intends to file a copy of this letter as an exhibit to a Report on Form 8-K that OpenTV will file with the United States Securities and Exchange Commission.
          6. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might be applicable under principles of conflicts of laws.
          7. This letter agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which shall be deemed to constitute one and the same agreement. This letter agreement may be executed by facsimile signatures.

          If the foregoing accurately sets forth our agreement, please sign a counterpart of this letter, whereupon this letter shall become a binding agreement effective as of the date first written above.

LIBERTY MEDIA CORPORATION

By:	/s/ Michael Zeisser

Name: Michael Zeisser
Title: Senior Vice President
Accepted and Agreed:
OPENTV CORP.

By:	/s/ Shum Mukherjee
Name: Shum Mukherjee
Title: Executive Vice President and Chief Financial Officer

ANNEX A
TO LETTER AGREEMENT
DATED FEBRUARY 10, 2006
Form of Amended and Restated Memorandum of Association
[See Exhibit 3.1]

ANNEX B
TO LETTER AGREEMENT
DATED FEBRUARY 10, 2006
          “Affiliate”, when used in relation to any Person, means any other Person which directly or indirectly Controls, is Controlled by, or under common Control with, such Person.
          “Aggregate Liberty Party Shares” means the aggregate number of Ordinary Shares Beneficially Owned by the Liberty Parties.
          “Aggregate Premium Value” means an amount equal to the difference between (x) the aggregate amount of Sale Proceeds received by the Liberty Parties in a Premium Sale Transaction and (y) an amount equal to the product of (i) the OPTV Reference Market Price, multiplied by (ii) the aggregate number of Ordinary Shares Transferred by the Liberty Parties in such Premium Sale Transaction.
          “Beneficially Own”, when used with respect to Ordinary Shares, means (i) the power to vote or dispose or to direct the voting or disposition of such shares, directly or indirectly, through any agreement, arrangement or understanding, or (ii) the right to acquire such shares pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise. The terms “Beneficial Owner” and “Beneficial Ownership” shall have corresponding meanings.
          “Class A Shares” means the Class A ordinary shares, no par value per share, of OpenTV, or any other form of capital stock into which such shares may be exchanged or converted.
          “Class B Shares” means the Class B ordinary shares, no par value per share, of OpenTV, or any other form of capital stock, providing similar voting rights, into which such shares may be exchanged or converted (other than Class A Shares).
          “Control” means the possession, directly or indirectly, of the power to cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. The terms “controls”, “controlled” and “controlling” shall have corresponding meanings.
          “Fair Market Value”, with respect to any property constituting non-cash consideration included in any Sale Proceeds, means the price at which a willing seller would sell and a willing buyer would buy such property having full knowledge of the facts, in an arms-length transaction, measured as of the trading day immediately prior to the date of the Premium Sale Transaction Agreement, or, in the event that the Premium Sale Transaction provides for a method of valuing the non-cash consideration, then, in such event, the Fair Market Value of such non-cash consideration shall be determined in a manner consistent with the methodology used to determine the value of such non-cash consideration in such Premium Sale Transaction.
          “OPTV Reference Market Price” means the per share closing price of the Class A Shares as reported by the Nasdaq National Market on the trading day immediately prior to the date of the Premium Sale Transaction Agreement, or, in the event that the Premium Sale Transaction provides for a determination of the per share value of the Class B Shares on the basis of a trailing average or similar pricing methodology, then, in such event, the OPTV Reference Market Price shall be determined in a manner consistent with the methodology used to determine the value of the Class B Shares in such Premium Sale Transaction.
          “Ordinary Shares” means, collectively, the Class A Shares and the Class B Shares, or any other form of capital stock into which such shares may be exchanged or converted.
          “Outstanding Ordinary Shares” means the aggregate number of Ordinary Shares outstanding on the trading day immediately prior to the date of the Premium Sale Transaction Agreement.
          “Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture, or a government agency, political subdivision or instrumentality thereof.
          “Premium Sale Transaction” means any transaction, pursuant to which a Liberty Party Transfers Class B Shares Beneficially Owned by such Liberty Party to any Person (other than an Affiliate of a Liberty Party), in which the Sale Proceeds exceed the product of (i) the aggregate number of Ordinary Shares Transferred by the Liberty Parties in such Premium Sale Transaction, multiplied by (ii) the OPTV Reference Market Price. A Premium Sale Transaction may include transactions in which Class B Shares are Transferred in connection with the Transfer of assets other than Class B Shares by the Liberty Parties.
          “Premium Sale Transaction Agreement” means any contract, instrument, agreement, commitment or arrangement evidencing a Premium Sale Transaction.
          “Sale Proceeds” means the sum of (i) the aggregate amount of cash, if any, received by the Liberty Parties in a Premium Sale Transaction, plus (ii) the Fair Market Value of the non-cash consideration, if any, received by the Liberty Parties in the Premium Sale Transaction.
          “Transfer”, when used with respect to any Ordinary Shares, means to, directly or indirectly, sell, assign or otherwise transfer record ownership or Beneficial Ownership of such shares, provided, however, that a pledge of any such shares, or the granting of a proxy with respect thereto to a Person designated by the OpenTV Board who is soliciting proxies on behalf of OpenTV, shall not be considered a Transfer.

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